EX-99.B8ae.
AMENDMENT TO SERVICES AGREEMENT
Reference is made to the agreement, dated September 13, 2012 as may be amended from time to time (the "Services Agreement"), between your firm or an affiliate of your firm ("Intermediary") and one or more of  Lazard Retirement Series, Inc., an open-end series investment company (the "Fund"), Lazard Asset Management Securities LLC, the Fund's principal underwriter ("Distributor"), and Lazard Asset Management LLC, the investment adviser to each mutual fund comprising the Fund and the parent company of the Distributor ("LAM"), which Agreement relates to Intermediary distributing, servicing and/or administering one or more of the mutual funds comprising the Fund.
NOW, THEREFORE, for good and valuable consideration the adequacy of which is hereby acknowledged, the Agreement is hereby amended, effective as of January 1, 2015, as follows:
1.
To the extent that the Agreement obligates Distributor, the Fund or their affiliates (other than LAM) to pay any fees to Intermediary other than those fees indirectly payable to Intermediary pursuant to the Fund's distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Plan"), LAM shall solely be responsible for payment to Intermediary of such fees, and none of Distributor, the Fund or any of their affiliates (other than LAM) shall have any responsibility or liability for payment of such fees.  The Distributor shall solely be responsible for payment to Intermediary of fees indirectly payable to Intermediary pursuant to the Plan, and none of LAM, the Fund or any of their affiliates (other than the Distributor) shall have any responsibility or liability for the payment of such fees.  LAM hereby is made a party to the Agreement for the sole purpose set forth in this Section 1.

2.	Except as specifically amended by Section 1 above, the Agreement shall remain in full force and effect in accordance with its terms.

3.
This amendment may be executed in multiple counterparts of like form, each of which, when executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Services Agreement effective as of January 1, 2015.

ALLIANZ LIFE FINANCIAL SERVICES, LLC
By:              /s/ Corey Walther
Name: Corey Walther
Title: Chief Operating Officer
Date: August 14, 2015

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
By:             /s/ Brian Muench
Name: Brian Muench
Title: Vice President
Date: 8/24/15

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
By:             /s/ Brian Muench
Name: Brian Muench
Title: Vice President
Date: 8/24/15

LAZARD ASSET MANAGEMENT SECURITIES LLC
By:             /s/ Charles L. Carroll
Name:            Charles L Carroll
            Title:  President
Date: 8/31/15

LAZARD ASSET MANAGEMENT LLC (solely with respect to the obligations set forth in Section 1 above.)
By:             /s/ Charles L. Carroll
            Name:            Charles L Carroll
            Title:  Deputy Chairman
Date: